EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	October 19, 2004
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS THIRD QUARTER RESULTS

St. Paul, Minn. (10/19/04)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ending September 30, 2004.

Revenue for the third quarter was $7,073,000, down 22% from revenue of $9,107,000 for the prior quarter, but up 113% from revenue of $3,325,000 for the third quarter of 2003. Net income for the third quarter was $821,000, or $.08 per diluted share, compared to net income for the second quarter of 2004 of $2,003,000, or $.19 per diluted share, and a net loss in the third quarter of 2003 of $516,000, or ($.05) per diluted share. The company’s gross margins for the third quarter improved sequentially from 56.7% to 59.8%, due to a favorable mix of products sold and a favorable mix of direct sales and sales through distributors.

“As the third quarter unfolded, a slowing demand for integrated circuits (ICs) and a corresponding reduction in demand for additional capacity within the IC industry became apparent,” said Joseph C. Levesque, president and chief executive officer. “We believe the reduced demand is directly attributable to a seasonal slowdown in IC purchases by end users and the IC industry’s response to the slowdown by reducing IC inventories that had been established in the first half of the year. These conditions are not surprising, particularly when the growth that the industry has experienced over the last year is considered. But the slowdown was deeper than we had anticipated early in the third quarter, and our customer base was certainly not immune to these conditions. The result is that we ended the quarter with lower than expected revenues and a reduced backlog. We believe that the conservative inventory and capital acquisition practices now being employed by the IC industry are a healthy brake to prevent the overheating that was so prevalent prior to and well into the last major industry downturn. While the actions of the IC industry were painful in the short term, we believe that the corrections taken during the third quarter were positive for our industry for the longer term. Unfortunately, the IC industry and our customers continue to sort out the strength and direction of end user demand for ICs, where the industry is in the current inventory correction, and whether or not we are at the beginning of a down cycle as some industry pundits have recently speculated. Under these conditions, we lack the visibility at this time that would allow us to offer meaningful guidance on our fourth quarter.”

“Although our industry is currently in an unsettled state,” Mr. Levesque continued, “we nevertheless reached some important milestones during the quarter that are very important to our future success. We shipped our first two Model 55V8 gravity test handlers to one of our large IDM customers. We believe the Model 55V8, which can be configured for up to eight test sites, outperforms competing products and provides us with an exciting opportunity to expand our presence in the substantial market for multi-site gravity feed test handlers. We expect to ship a Model 55V8 evaluation unit to a second large IDM customer later this month and we will be shipping another evaluation unit to a third customer by the end of the fourth quarter. We also made significant progress in the development of our next generation reliability test products, to be released over the next several quarters. The new reliability test products are specifically targeted at the emerging technologies related to the continuing migration to copper. And finally we again added new customers in the third quarter to our growing customer base. Accordingly, we believe we continue to be well positioned to take full advantage of the opportunities our markets offer, and to grow at a faster rate than our industry segment.”

“Finally, last June we reported that we had engaged an investment banking firm to assist us in exploring our strategic alternatives,” Mr. Levesque said. “We have completed that process and determined that the best course for the company at this time is to continue to operate our business in its current mode. We remain committed to our mission of being one of the best and most profitable equipment suppliers to the worldwide electronic component industry.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2003.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test ICs and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$7,073	$3,325	$22,321	$9,638
Cost of goods sold	2,843	1,588	9,487	4,665

Gross profit	4,230	1,737	12,834	4,973

Gross profit percent	59.8%	52.2%	57.5%	51.6%
Operating expenses:
Selling, general and administrative	2,485	1,549	6,748	4,734
Research and development	927	714	2,662	1,929

Total operating expenses	3,412	2,263	9,410	6,663

Income (loss) from operations	818	(526)	3,424	(1,690)
Interest and other income, net	16	10	167	33

Income (loss) before income taxes	834	(516)	3,591	(1,657)
Income tax expense	(13)	—	(54)	—

Net income (loss)	$821	$(516)	$3,537	$(1,657)

Income (loss) per common share:
Basic	$0.09	$(0.05)	$0.37	$(0.17)
Diluted	$0.08	$(0.05)	$0.35	$(0.17)
Weighted average common shares outstanding:
Basic	9,625	9,477	9,576	9,477
Diluted	10,159	9,477	10,145	9,477

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	September 30,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$6,717	$4,087
Accounts receivable, net	4,114	3,320
Inventories — operations	7,955	6,365
Inventories — shipped equipment subject to revenue deferral	676	324
Other current assets	249	209

Total current assets	19,711	14,305

Property and equipment, net	375	386

Identifiable intangible assets, net	1,087	1,750
Other assets	94	28

Total assets	$21,267	$16,469

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$34	$—
Trade accounts payable	1,794	1,540
Accrued liabilities	1,860	1,258

Total current liabilities	3,688	2,798

Long-term debt, less current portion	139	—

Shareholders’ equity	17,440	13,671

Total liabilities and shareholders’ equity	$21,267	$16,469